Exhibit 99.1

Bank of the Ozarks, Inc. Announces Redemption of All Series A Preferred Stock

LITTLE ROCK, Ark.--(BUSINESS WIRE)--November 4, 2009--Bank of the Ozarks, Inc. (“Company”) (NASDAQ: OZRK) announced that earlier today it redeemed for $75 million, plus accrued and unpaid dividends all of its Series A Preferred Stock previously issued to the U.S. Department of the Treasury (“Treasury”) pursuant to the Capital Purchase Program of the Troubled Asset Relief Program. The Company also submitted an offer to repurchase from the Treasury the warrant for 379,811 shares of the Company’s common stock, which warrant was issued in conjunction with the Series A Preferred Stock.

Bank of the Ozarks, Inc. Chairman and Chief Executive Officer George Gleason stated, “Our Company has been well capitalized by all applicable regulatory measures for many years, and we are well capitalized following the redemption of the Series A Preferred Stock. As a result of our excellent earnings in recent years and quarters, our ratio of tangible common equity to tangible assets has increased to 9.29% at September 30, 2009, which is its highest level in many years. Our strong capital position and favorable earnings allowed us to redeem the Series A Preferred Stock without having to issue any additional common stock or other equity, and we have capital to take advantage of strategic opportunities, including possible FDIC-assisted acquisitions of failed financial institutions.”

The Company has achieved record net income in eleven of its twelve years as a public company, including the last eight consecutive years. During the first nine months of 2009, the Company’s net income available to common stockholders was $27.2 million, a 7.1% increase compared to the first nine months of 2008. For the nine months ended September 30, 2009, the Company’s annualized return on average assets was 1.19% and its annualized return on average common stockholders’ equity was 13.64%.

The Company will incur $3.0 million of charges in the fourth quarter of 2009 related to the Series A Preferred Stock, including $0.3 million of preferred dividend and $2.7 million related to the previously unamortized discount on the Series A Preferred Stock. These charges are not deductible for tax purposes. Such charges will be substantially offset by securities gains totaling $4.0 million pre-tax, or $2.5 million after tax, realized during the first five weeks of the fourth quarter. Repayment of the Series A Preferred Stock will eliminate in future quarters the non tax deductible quarterly cost of the Series A Preferred Stock dividend and discount amortization which averaged $1.1 million per quarter during the first three quarters of 2009.

FORWARD LOOKING STATEMENTS

This release contains forward looking statements regarding the Company’s plans, expectations, beliefs, goals and outlook for the future, including the Company’s planned repurchase of the warrant for 379,811 shares of its common stock from the Treasury, the expected impact of the Series A Preferred Stock redemption on fourth quarter 2009 earnings and earnings in future quarters, and the potential to take advantage of strategic opportunities, including possible FDIC-assisted acquisitions of failed financial institutions. Actual results may differ materially from those projected in such forward looking statements due to various factors including those identified in Management’s Discussion and Analysis under the caption “Forward Looking Information” contained in the Company’s 2008 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

GENERAL INFORMATION

Bank of the Ozarks, Inc. is a bank holding company with $2.9 billion in total assets as of September 30, 2009 and trades on the NASDAQ Global Select Market under the symbol “OZRK”. The Company owns a state-chartered subsidiary bank that conducts banking operations through 73 offices, including 66 banking offices in 34 communities throughout northern, western and central Arkansas, six Texas banking offices, and a loan production office in Charlotte, North Carolina. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217